Exhibit 10.3

SPX Corporation

2002 STOCK COMPENSATION PLAN

CASH-SETTLED PERFORMANCE UNIT AGREEMENT
[    ] AWARD

THIS AGREEMENT (the “Agreement”) is made between SPX Corporation, a Delaware corporation (the “Company”), and the Recipient pursuant to the SPX Corporation 2002 Stock Compensation Plan, as amended from time to time, and related plan documents (the “Plan”) in combination with an SPX Performance Unit Summary (the “Award Summary”) to be displayed at the Fidelity website.  The Award Summary, which identifies the person to whom the Performance Units are granted (the “Recipient”) and specifies the date (the “Award Date”) and other details of this grant of Performance Units, and the electronic acceptance of this Agreement (which also is to be displayed at the Fidelity website), are incorporated herein by reference.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan.  The parties hereto agree as follows:

1.                                      Grant of Performance Units.  The Company hereby grants to the Recipient the target number of Performance Units specified in the Award Summary (the “Award”), subject to the terms and conditions of the Plan and this Agreement (including any adjustment to the target number as provided under Section 5(b)).  The Performance Units shall vest based on the Company’s performance during any applicable Period of Restriction, as specified in Section 4 and pursuant to the terms of the Award Summary.  Subject to the limitations in the Plan, each Performance Unit will entitle the Recipient to a cash payment equal to $1.00 when the Performance Unit ceases to be subject to any applicable Period of Restriction (as specified in Section 4 below).  The Recipient must accept the Performance Unit Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company.  The Award automatically will be rescinded upon the action of the Company, in its discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Recipient indicating availability for acceptance.

2.                                      Restrictions.  The Performance Units evidenced by this Award may not be sold, transferred, pledged, assigned, used to exercise options or otherwise alienated or hypothecated, whether voluntarily or involuntarily or by operation of law.  The Recipient shall have no rights to any payment under this Award until the Performance Units cease to be subject to any applicable Period of Restriction and the payment is paid, or as otherwise provided in the Plan or this Agreement.

3.                                      Performance Unit Account.  The Company shall maintain an account (the “Performance Unit Account” or “Account”) on its books in the name of the Recipient, which shall reflect the number of Performance Units awarded to the Recipient.

[    ] CPU

4.                                      Period of Restriction.

Subject to the provisions of the Plan and this Agreement, unless they are vested or forfeited earlier as described in Section 5, 6, or 7 of this Agreement, as applicable, the number of Performance Units that shall become vested shall be determined in accordance with the chart below, based on the Company’s Segment Income (as defined below) during the Measurement Period.  If the Company’s Segment Income falls between Threshold and Target or between Target and Maximum levels of performance, the number of Performance Units that vest shall be calculated using straight-line interpolation.  Such vesting shall occur upon certification by the Board (or appropriate Board committee) that the applicable performance criteria have been met.

	Segment Income	Number of Performance Units Vesting
Below Threshold	Less than [ ]	0
Threshold	[ ]	.50x
Target	[ ]	x
Maximum	[ ] and Above	1.50x

x = Target amount of Performance Units, as specified in the Award Summary, and as may be adjusted pursuant to Section 5(b).

“Segment Income” shall mean the Company’s disclosed total Segment Income; provided, however, in the event of material acquisitions or dispositions during the Measurement Period, the performance incentive Threshold, Target and Maximum criteria, and/or the determination of Segment Income, shall be adjusted in an equitable and proportionate manner as determined by the Committee and in accordance with any applicable provisions of the Plan.

“Measurement Period” shall mean the three (3) year period commencing on January 1, [    ], and ending on December 31, [    ].

Upon vesting, all vested Performance Units shall cease to be considered Performance Units, subject to the terms and conditions of the Plan and this Agreement, and except as otherwise provided in the Agreement (including Section 15) and the Plan, the Recipient shall be entitled to receive $1.00 for each vested Performance Unit in the Recipient’s Account.

If the Board (or appropriate Board committee) certifies that Threshold has not been achieved, all Performance Units subject to this Agreement shall immediately be forfeited and canceled.  To the extent any Performance Units subject to this Agreement do not vest upon the above performance certification by the Board (or appropriate Board committee), such Performance Units shall immediately be forfeited and canceled.

5.                                      Vesting upon Certain Terminations.

(a)                                 Disability or Death.  If, while the Performance Units are subject to any applicable Period of Restriction, the Recipient experiences a termination of Service by reason of Disability (as defined below) or death, then the portion of the Performance

Units subject to the Period of Restriction shall become fully vested at the Target level of performance (as specified in the Award Summary) as of the date of such termination of Service without regard to the Period of Restriction set forth in Section 4 of this Agreement.  “Disability” means, in the written opinion of a qualified physician selected by the Company, the Recipient is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under the Company’s disability plan.

(b)                                 Retirement.  If, while the Performance Units are subject to any applicable Period of Restriction, the Recipient experiences a termination of Service by reason of Retirement (as defined below), then a portion of the Performance Units still subject to a Period of Restriction shall be retained, with such portion being retained equal to the target number of Performance Units specified in the Award Summary multiplied by a fraction, the numerator of which is the number of full months elapsed since January 1, [    ], and the denominator of which is 36; provided, however, such fraction may never be greater than 1.  Such portion retained shall be the target number of Performance Units under this Award thereafter, and the remaining portion of Performance Units shall be forfeited as of the date of the Recipient’s termination.  The retained portion of Performance Units shall vest only if (and at the time that) the specified performance goals are achieved and vesting occurs for Recipients who remain actively employed.

A Recipient will be eligible for “Retirement” treatment for purposes of this Agreement if, at the time of the Recipient’s termination of Service, the Recipient is age 60 or older, has completed ten years of Service with the Company or a Subsidiary (provided that the Subsidiary has been directly or indirectly owned by the Company for at least three years), has been an employee of the Company for at least ninety (90) days following the Award Date and voluntarily elects to retire by providing appropriate notice to the Company’s Human Resources department.

6.                                      Forfeiture upon Termination due to Reason other than Disability or Death.  If, while the Performance Units are subject to any applicable Period of Restriction, the Recipient experiences a termination of Service for any reason other than the Recipient’s Disability or death, and subject to Sections 5(b) and 7, then the Recipient shall forfeit any Performance Units that are subject to the Period of Restriction on the date of such termination of Service.

7.                                      Termination Without Cause Following Change of Control.  In the event the Recipient is terminated without Cause within two years following a Change of Control, the Performance Units subject to any applicable Period of Restriction shall become fully vested at the Target level of performance (as specified in the Award Summary) as of the termination without Cause and shall cease to be subject to the Period of Restriction set forth in Section 4 of this Agreement.

8.                                      Effect of Change of Control.  In the event of a Change of Control:

(a)                                 No cancellation, termination, lapse of Period of Restriction, settlement or other payment shall occur with respect to any Performance Units if the Committee (as constituted immediately prior to the Change in Control) reasonably determines, in good faith, prior to the Change in Control that the Performance Units shall be honored or assumed or new rights substituted therefor by an Alternative Award, in accordance with the terms of Section 14.5 of the Plan.

(b)                                 Notwithstanding Section 8(a), if an Alternative Award meeting the requirements of Section 14.5 of the Plan cannot be issued, or the Committee so determines at any time prior to the Change of Control, any Performance Units subject to an applicable Period of Restriction shall become fully vested at the Target level of performance (as specified in the Award Summary) and free of any Period of Restriction immediately prior to the Change of Control.

9.                                      Adjustment in Capitalization.  In the event of any change in the Common Stock of the Company through stock dividends or stock splits, a corporate spin-off, reverse spin-off, split-off or split-up, or recapitalization, merger, consolidation, exchange of shares, or a similar event, the terms, conditions, or number of Performance Units subject to this Agreement shall be equitably adjusted by the Committee to preserve the intrinsic value of any Awards granted under the Plan (including, if reasonably determined in good faith by the Committee prior to such adjustment event, the Performance Units (in whole or in part) shall be replaced by Alternative Awards meeting the requirements set forth in Section 14.5 of the Plan).  The number of Performance Units shall be rounded to the nearest whole number.  Any such adjustment shall be consistent with Code Section 162(m) to the extent the Award is subject to such section of the Code and shall not result in adverse tax consequences to the Recipient under Code Section 409A.

10.                               Delivery of Payment in Cash Upon Settlement.  Subject to the requirements of Sections 11 and 12 below, as promptly as practicable after the Committee certifies that the Period of Restriction has ceased and the Performance Units should be settled and paid as otherwise provided in accordance with this Agreement, but in no event later than 60 days after such date, the Company shall deliver a check to the last known address of the Recipient representing a lump-sum cash payment of $1.00 per Performance Unit (or make such cash payment in an alternative manner as determined by the Company); provided, however, that any portion of the cash payment that would be in excess of the fiscal year limitations set forth in the Plan shall be made in the first month of the subsequent fiscal year (or fiscal years thereafter if necessary to avoid violating such Plan limitation).  In no event shall Performance Units under this Award be settled in shares of Common Stock.

11.                               Tax Withholding.  Regardless of any action the Company, any Subsidiary of the Company, or the Recipient’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax”) that the Recipient is required to bear pursuant to all applicable laws, the Recipient hereby acknowledges and agrees that the ultimate liability for all Tax is and remains the responsibility of the Recipient.

The Company may withhold, or require the Recipient to remit, an amount sufficient to satisfy all withholding and payment obligations of the Company and/or any Subsidiary of the Company.  In this regard, the Recipient authorizes the Company and/or any Subsidiary of the

Company to withhold all applicable Tax legally payable by the Recipient from any payment made pursuant to this Agreement or from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or any Subsidiary of the Company.  The Company may refuse to deliver the payment hereunder if the Recipient fails to comply with its obligations in connection with the tax as described in this section.

The Company advises the Recipient to consult a lawyer or accountant with respect to the tax consequences for the Recipient under the Plan.

The Company and/or any Subsidiary of the Company: (a) make no representations or undertakings regarding the tax treatment in connection with the Plan; and (b) do not commit to structure the Plan to reduce or eliminate the Recipient’s liability for Tax.

12.                               Securities Laws.  This Award is a private offer that may be accepted only by a Recipient who is an employee of the Company or a Subsidiary of the Company and who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures.  This Award may not be registered with the body responsible for regulating offers of securities in the Recipient’s country.

Neither the Plan nor any offering materials related to the Plan may be distributed to the public.

The Addendum to this Agreement contains country-specific provisions regarding the securities laws in Denmark, France, Singapore and the United States.

13.                               No Employment or Compensation Rights.  This Section applies whether or not the Company has full discretion in the operation of the Plan, and whether or not the Company could be regarded as being subject to any legal obligations in the operation of the Plan.  It also applies both during and after the period that the Recipient is providing Services, whether the termination of a Recipient’s Service is lawful or unlawful.

Nothing in the rules, the operation of the Plan or this Agreement forms part of the contract of employment or employment relationship between the Recipient and the Company or any Subsidiary of the Company.  The rights and obligations arising from the employment relationship between the Recipient and the Company or one of its Subsidiaries are separate from, and are not affected by, the Plan.  This Agreement shall not confer upon the Recipient any right to continue to provide Services, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate Recipient’s Service at any time.

The grant of rights on a particular basis in any year does not create any right to or expectation of the grant of rights on the same basis, or at all, in any future year.

No employee is entitled to participate in the Plan, or to be considered for participation in the Plan, at a particular level or at all.  Participation in any operation of the Plan does not imply any right to participate, or to be considered for participation, in any later operation of the Plan.

Without prejudice to a Recipient’s rights under the Plan, subject to and in accordance with the express terms of the applicable rules, no Recipient has any rights in respect of the

Company’s exercise or omission to exercise any discretion, or making or omission to make any decision, relating to the right.  Any and all discretion, decisions or omissions relating to the right may operate to the disadvantage of the Recipient, even if this could be regarded as capricious or unreasonable or could be regarded as a breach of any implied term between the Recipient and the Recipient’s employer, including any implied duty of trust and confidence.  Any such implied term is hereby excluded and overridden.

No employee has any right to compensation for any loss in relation to the Plan, including:

•                  any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of Service);

•                  any exercise of discretion or a decision taken in relation to the Plan, or any failure to exercise discretion or make a decision; or

•                  the operation, suspension, termination or amendment of the Plan.

The Performance Units granted pursuant to this Agreement do not constitute part of the Recipient’s wages or remuneration or count as pay or remuneration for pension or other purposes.  If the Recipient experiences a termination of Service, in no circumstances will the Recipient be entitled to any compensation for any loss of any right or benefit or any prospective right or benefit under the Plan or this Agreement that the Recipient might otherwise have enjoyed had such Service continued, whether such compensation is claimed by way of damages for wrongful dismissal, breach of contract or otherwise.

Participation in the Plan is permitted only on the basis that the Recipient accepts all of the terms and conditions of the Plan and this Agreement, as well as the administrative rules established by the Committee.  By participating in the Plan, a Recipient waives all rights under the Plan to the fullest extent permitted by applicable laws, other than the rights subject to and in accordance with the express terms of the applicable rules, in consideration for, and as a condition of, the grant of rights under the Plan.  Neither this Agreement nor the Plan confers on the Recipient any legal or equitable rights (other than those related to the Performance Unit Award) against the Company or any Subsidiary or directly or indirectly gives rise to any cause of action in law or in equity against the Company or any Subsidiary.

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Recipient.

14.                               Data Privacy.  The Recipient agrees that the Company, with its headquarters located at 13320-A Ballantyne Corporate Place, Charlotte, North Carolina, USA 28277, is the data controller in the context of the Plan.

The Recipient hereby explicitly and unambiguously consents to the collection, storage, use, processing and transfer, in electronic or other form, of the Recipient’s personal data as described below by and among, as applicable, the Recipient’s employer and any of its affiliates for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan, and the transfer of such data by them to government and other regulatory authorities for the purpose of complying with their legal obligations in connection with the Plan.

The Recipient understands that the Recipient’s employer and any of its affiliates may hold certain personal information about him or her, including the Recipient’s name, date of birth, date of hire, home and business addresses and telephone numbers, e-mail address, business group/segment, employment status, account identification, and details of all rights and other entitlement to shares or units awarded, cancelled, purchased, vested, unvested or outstanding in the Recipient’s favor pursuant to this Agreement, for the purpose of managing and administering the Plan (“Data”).

The Recipient further agrees that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Recipient’s country or elsewhere, including outside the European Economic Area, and that the Recipient’s country may have less adequate data privacy laws and protections than the Recipient’s country.  The Company has entered into contractual arrangements to ensure the same safeguards for data as required under European Union Law.  A third party to whom the information may be passed is Fidelity Investments and its affiliates.  The Recipient understands that the Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting the Recipient’s local human resources representative.  The Recipient authorizes recipients of the Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom shares acquired pursuant to the Plan may be deposited.

The Recipient understands that Data will be held only as long as necessary to implement, administer and manage the Recipient’s participation in the Plan.  The Recipient understands that the Recipient may, at any time, view the Recipient’s Data, request additional information about the storage and processing of Data, require any necessary amendments to the Recipient’s Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s local data privacy administrator.

The Recipient understands, however, that refusing or withdrawing the Recipient’s consent, or that refusing to disclose the Data, although it will not have any negative effect on the Recipient’s employment, may affect the Recipient’s ability to participate in the Plan.  For more information on the consequences of the Recipient’s refusal to consent or withdrawal of consent, or refusal to disclose the Data, the Recipient understands that the Recipient may contact the Company’s local data privacy administrator.

The Addendum to this Agreement contains additional provisions regarding the data privacy laws in specific countries.

15.                               Compliance with Code Section 409A.  Notwithstanding any provision of the Plan or this Agreement to the contrary, the Award is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals.  The Plan and the Agreement will be construed and interpreted in accordance with such intent.  References in the Plan and this Agreement to “termination of Service” and similar terms shall mean a “separation from service” within the meaning of that term under Code Section 409A.  Any payment or distribution that is to be made to a Recipient who is a “specified employee” of the Company within the meaning of that term under Code Section 409A and as determined by the Committee, on account of a “separation from service” under Code Section 409A, may not be made before the date which is six months after the date of such “separation from service,” unless the payment or distribution is exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise.

16.                               Amendment.  The Board may at any time amend, modify or terminate the Plan and this Agreement; provided, however, that no such action of the Board shall adversely affect the Recipient’s rights under this Agreement without the consent of the Recipient.  The Board or the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that the Award qualifies for exemption from or complies with Code Section 409A; provided, however, that the Board, the Committee and the Company make no representations that the Award shall be exempt from or comply with Code Section 409A and make no undertaking to preclude Code Section 409A from applying to the Award.

17.                               Plan Terms and Committee Authority.  This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient.  Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.  The Recipient hereby acknowledges receipt of a copy of the Plan and this Agreement.

18.                               Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or the Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.

19.                               Governing Law and Jurisdiction.  The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of North Carolina, County of Mecklenburg, United States of America, including the Federal Courts located therein (should Federal jurisdiction exist).  As consideration for and by accepting the Award, the Recipient agrees that the Governing Law and Jurisdiction provisions of this Section 19 shall supersede any Governing Law or similar provisions contained or referenced in any prior equity awards made by the Company to the Recipient, and, accordingly, such prior equity awards shall become subject to the terms and conditions of the Governing Law and Jurisdiction provisions of this Section 19.

20.                               Successors.  All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, spin-off, consolidation or otherwise.

21.                               Compensation Recovery.  This Award shall be subject to any compensation recovery policy adopted by the Company, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the sole discretion of the Company.  As consideration for and by accepting the Award, the Recipient agrees that all prior equity awards made by the Company to the Recipient shall become subject to the terms and conditions of the provisions of this Section 21.

22.                               Language.  If the Recipient has received this Agreement or any other document related to the Plan translated into a language other than English and the translated version is different than the English version, the English version will control.

23.                               Further Assurances.  The Recipient agrees to use his or her reasonable efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for the Recipient’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

24.                               No Rights as Stockholder.  The Recipient shall have not rights as a stockholder of the Company with respect to the Performance Units.

25.                               Addendums.  The Company may adopt addendums to this Agreement, which shall constitute part of this Agreement.  Notwithstanding any provisions in this Agreement, the Performance Units will be subject to any country-specific terms set forth in an Addendum for the Recipient’s country of residence or employment.  Moreover, if the Recipient relocates to one of the countries included in the Addendum, the terms for such country will apply to the Recipient, to the extent the Company determines that the application of such terms is necessary or advisable.

ADDENDUM

Securities Laws

The following country-specific provisions apply for purposes of Section 12 of the Agreement:

Denmark                                                                     No Offering Memorandum has been filed with or approved by the Danish Securities Council or any other regulatory authority in the Kingdom of Denmark.

France                                                                                   Neither the Plan, which has not been submitted to the Commission des Operations de Bourse (the “COB”), nor any information contained therein or any offering material relating to the Performance Units may be distributed or caused to be distributed to the public in France.  Prospective beneficiaries of Performance Units are informed that the Plan has not been submitted to the clearance procedures of the COB.

Singapore                                                                  The Plan has not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, the Plan and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Performance Units may not be circulated or distributed.

Data Privacy

The following country-specific provision applies for purposes of Section 14 of the Agreement:

France                                                                                   The Company agrees that the Recipient has the right to access personal data relating to him or her, as collected and processed by the Company, and to ask for modification or suppression (in accordance with article 34 of the law “Informatique et Libertes” of 6 January 1978) of the Recipient’s personal data if the data are incorrect or unnecessary for the limited purposes for which the data were collected.  The Recipient can exercise these rights by sending a dated and signed request to the Company by fax or post to the Company’s local data privacy administrator.

Italy                                                                                                 The Company informs that the Recipient may exercise, through a written request to be sent to the Company’s local data privacy administrator, the rights under Article 7 of Legislative Decree of 30 June 2003 no. 196, which recognizes a series of rights, including: the right to obtain from the Company confirmation of the existence of personal data relating to the data subject; the right to be informed of the origin of the data as well as of the logics and purposes of the processing; the right to obtain the description of categories of subjects to which the data may be disclosed; the right to obtain the cancellation, transformation into an anonymous form or the blocking of data which have been processed unlawfully, as well as the updating, amendment or, where interested therein, the completion of the data; and, finally, the right to object to the processing on legitimate grounds.